================================================================================

                                                 /-----------------------------/
                                                 /       OMB APPROVAL          /
                                                 /-----------------------------/
                                                 / OMB NUMBER:       3235-0287 /
                                                 / Expires:  December 31, 2001 /
                                                 / Estimated average burden    /
                                                 / hours per response......0.5 /
                                                 /-----------------------------/


+--------+
| FORM 4 |                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                           Washington, D.C. 20549
[_] Check this box if
    no longer subject      STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5     Filed prusuant to Section 16(a) of the Securities
    obligations may         Exchange Act of 1934, Section 17(a) of the
    continue. See          Public Utility Holding Company Act of 1935 or
    Instruction 1(b)     Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

-------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

        Webber                     Robert                          I.
-------------------------------------------------------------------------------
        (Last)                     (First)                      (Middle)

c/o MindArrow Systems, Inc.         101 Enterprise, Suite 340
--------------------------------------------------------------------------------
                                   (Street)

       Aliso Viejo,                   CA                           92656
--------------------------------------------------------------------------------
        (City)                      (State)                        (Zip)

2.  Issuer Name and Ticker or Trading Symbol  MindArrow Systems, Inc.  (ARRW)
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
               ----------------

4.  Statement for Month/Year     August 2001
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    X   Director    X Officer               __  10% Owner   __ Other
                       (give title below)                       (specify below)

     Chief Executive Officer
    ---------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

    X  Form filed by One Reporting Person
    __ Form filed by More than One Reporting Person



Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------

1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

 Common Stock     August 27, 2001   P            5,000           A       $0.52         6,000               Direct
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------

                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Security;     ficial
                                                                                (Instr.     ficially         Direct        Owner-
                               --------------------------------------------     5)          Owned            (D) or        ship
                               Date     Expira-              Amount or                      at End           Indirect      (Instr.
                               Exer-    tion         Title   Number of                      of               (I)           4)
                               cisable  Date                 Shares                         Month            (Instr. 4)
                                                                                            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------


Explanation of Responses:

   ** Intentional misstatements or omissions of facts constitute Federal
      Criminal Violations.
      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

              /s/ Robert Webber               September 10, 2001
         -------------------------------      ------------------
         **Signature of Reporting Person             Date
                  Robert Webber

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 2